Gerber Finance Inc.

110 East 55th Street
New York, NY 10022
Telephone 212 888-3833
Fax 212 888-1637

August 13, 2009

Via Overnight Delivery and
Via Facsimile

Mr. Al Kirschbaum
Nutrition 21, Inc. Nutrition 21, LLC and
Iceland Health, LLC
4 Manhattanville Road
Purchase, New York 10577

Dear Mr. Kirschbaum:

Reference is made to the Loan and Security Agreement dated as of June 30, 2007 (as amended, modified, restated and supplemented, collectively, the "Loan Agreement") by and between Gerber Finance Inc. ("Gerber") and Nutrition 21, Inc., Nutrition 21, LLC and Iceland Health, LLC (collectively and individually "Nutrition 21") pursuant to which Gerber has provided Nutrition 21 with certain financial accommodations. All capitalized terms used herein which are not defined shall have the meanings given to them in the Loan Agreement.

Gerber has learned that the following Event of Default has occurred and is continuing under the Loan Agreement:

> Under Section 13(d) as a result of Nutrition 21's failure to generate a positive Net Income for the fiscal quarter ending June 30, 2009. As required by Section 13(d) of the Loan Agreement Nutrition 21 shall not incur a Net Loss in any fiscal quarter commencing with the fiscal quarter ending September 30, 2008 and each fiscal quarter end thereafter.

As a result of this Event of Default, Gerber is hereby exercising its right to accelerate and declare immediately due and payable all Obligations. Demand is hereby made for immediate payment in full of all Obligations which as of August 12, 2009 are not less than $1,586,004.00 plus interest, expenses, costs and fees. Please pay the foregoing amount in full to Gerber on or before August 27, 2009 at 10:00 am (EDT). Upon such payment, we will advise you of any amounts of interest, costs and fees which then remain due and payable by Nutrition 21 to Gerber.

If payment in full is not made on or before August 27, 2009, Gerber may elect to proceed to enforce the remedies that are available to Gerber, including, but not limited to, foreclosing and realizing upon the liens and security interests created under the Credit Documents and exercising any and all other rights at law or in equity.

Gerber reserves its rights and remedies under the Credit Documents and applicable law including, without limitation, to enforce its security interest in the Collateral and exercise its other rights and remedies against Nutrition 21 immediately or at any subsequent time or times.

Nothing contained herein shall, nor shall any action or inaction on the part of Gerber, be deemed a waiver of any rights and remedies available to Gerber all of which are reserved and preserved by Gerber.

Very truly yours,

GERBER FINANCE INC.

By:______________________________
Gerald Joseph
President